EXHIBIT 10.1

May 13, 2025

Dear Abhi,

I am pleased to extend an offer for the position of Executive Vice President and Chief Financial Officer at Littelfuse. This role will report directly to Greg Henderson, President and CEO of Littelfuse.

The following is a summary of the key provisions of our offer of employment.

Position: Executive Vice President and Chief Financial Officer

Principal Worksite: Your principal worksite shall be Rosemont, Illinois.

Start Date: As soon as practical, but in no event later than July 1, 2025.

Base Compensation: Your annual base salary is $650,000 paid on a semi-monthly basis less appropriate deductions and withholdings.

Annual Incentive Plan: You will be eligible to participate in our Annual Incentive Plan for 2025. Your targeted incentive will be 85% of your annual salary and will be pro-rated to reflect the actual number of full months you have worked.

Long-Term Incentive Program: You will participate in our Long-Term Incentive (LTI) Plan. We will recommend your being eligible for an award during our regular 2026 LTI grant process, subject to approval by our Board of Directors, of an LTI award that has an equity value of 250% of your base salary.

In lieu of an annual grant for the 2025 plan year, you will receive an off-cycle LTI award that has a pro-rated equity value of $1,300,000 that will be split between performance share units (PSUs) and restricted stock units (RSUs). The PSUs will have an approximate equivalent value of $650,000 and will vest, subject to performance criteria, at the completion of a three-year performance period. The grant of RSUs will have an approximate equivalent value of $650,000 and will vest in three annual installments beginning one year from the date of grant. The off-cycle LTI award will be subject to the terms and conditions of the enclosed award agreements.

Cash Sign-on Bonus & Equity Sign-on Bonus:
•Cash sign-on bonus in the amount of $250,000. This cash sign-on bonus is contingent upon successfully completing 30 days of employment and is subject to applicable tax withholding. The bonus will be paid out in the pay cycle following your 30 days of employment. To receive this cash sign-on bonus, you must accept the Cash Sign-on Bonus Repayment Agreement.

•Equity sign-on bonus of $2,000,000 that will be split between PSUs and RSUs. The PSUs will have an approximate equivalent value of $1,000,000 and will vest, subject to performance criteria, at the completion of a three-year performance period. The RSUs will have an approximate equivalent value of $1,000,000 and will vest in three annual installments beginning one year from the date of grant. The off-cycle LTI award will be subject to the terms and conditions of the enclosed award agreements.

Benefit Plans/Perquisites:

•You will be eligible for the company’s benefit plans offered to all U.S. based employees.
•Financial Planning Assistance: You will be eligible annually for $12,000 of financial planning assistance.
•Annual Executive Physical: You will be eligible to participate in an annual executive physical program.

Annual Paid Time Off: You will receive 26 days of PTO, 2 diversity days, 1 volunteer day and the designated holidays. Paid time off will be pro-rated for 2025.

Confidentiality and Inventions Agreement: You will enter into the company’s current confidentiality and inventions agreement, subject to possible review and update.

Share Ownership Guidelines: You will be subject to the Company’s guidelines for executive officers, which ultimately require (subject to gradual phase-in) ownership of shares with a value of three times base salary.

Change of Control/Severance: You will receive a Change of Control/Severance Agreement commensurate with Executive Vice President level.
•Severance: Provides for a severance payment equal to one- and one-half year (1.5) of your base compensation plus target bonus in the event your employment with Littelfuse is terminated without cause. All terms and conditions of the executive severance policy will apply.
•Change of Control: Provides that should the Company be acquired, and your job is eliminated, you will receive a Change of Control payment as outlined in the enclosed agreement.

Post Offer Contingencies: As a condition of employment, you must successfully complete a post-offer drug screen prior to your start date. This drug screen can be performed at an approved Sterling Check Lab. The Company reserves the right to conduct a criminal background check, as well as other background investigations to confirm the information in your employment application such as a reference check and educational degree verification, in accordance with applicable state and federal law. This employment offer, therefore, is contingent upon the Company receiving satisfactory results of any such background checks or investigations, if applicable. Finally, with respect to the requirements in accordance with U.S. immigration regulations, on the first day of employment, you will need to complete the Form I-9 regarding your identity and employment eligibility and within three business days of your start date, you will need to provide us with certain original documents that will verify your identity and demonstrate your employment eligibility in the United States. The list of acceptable documents is listed on Form I-9.

The terms and conditions of this offer are subject to approval by the Company’s Board of Directors.

Abhi, we look forward to having you being part of the Littelfuse leadership team and believe you will have a successful and rewarding career here at Littelfuse.

Sincerely,

/s/ Maggie Chu
Maggie Chu
Senior Vice President and Chief Human Resources Officer

ACCEPTANCE

I, Abhishek Khandelwal, accept the Company’s offer of employment on the terms and conditions stated in this letter.

/s/ Abhishek Khandelwal
Signature: Abhishek Khandelwal

Cash Sign-On Bonus Repayment Agreement

I agree that if my employment with Littelfuse ends within the first 24 months from the date of commencement, because of my resignation (regardless of any reason), I will repay to Littelfuse the sign-on bonus. I agree that this repayment obligation cannot be waived.

The amount I must repay will be determined by the following formula:
Repayment amount = Cash Sign-On Bonus x [(24 – Full or Partial Months of Service) ÷ 24]

I agree that the Repayment Amount will become fully due and payable upon my termination of employment.

I hereby authorize Littelfuse, to the full extent allowed by law, to deduct the Repayment Amount from any monies owed to me by Littelfuse, including, but not limited to: wages, bonus, reimbursement for expenses, payment for unused benefits, and/or any other sums payable to me by Littelfuse.

Accepted by:

/s/ Abhishek Khandelwal
Signature: Abhishek Khandelwal